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                                                                   EXHIBIT 10.17


                     LEASE AGREEMENT FOR ELECTRONIC DISPLAYS

This LEASE AGREEMENT FOR ELECTRONIC DISPLAYS (the "Agreement") is entered into by and between ELECTRONIC BILLBOARD TECHNOLOGY, INC. (hereinafter "EBT"), a Delaware corporation having its principal offices at 3006 Longhorn Boulevard, Suite 107, Austin, Texas 78758; and "ECKERD CORPORATION" (hereinafter "ECKERD") a Delaware corporation, having its principal offices at 8333 Bryan Dairy Road, Largo, FL 33777 (collectively the "parties" or "Parties").

                                   BACKGROUND:

THIS BACKGROUND IS INCLUDED TO ASSIST IN INTERPRETING THIS AGREEMENT AND TO UNDERSTAND THE BASIS UPON WHICH CERTAIN TERMS AND CONDITIONS HAVE BEEN INCLUDED IN THIS CONTRACT. IT IS NOT INTENDED, NOR SHOULD IT BE CONSTRUED, TO SUPERSEDE OR AMEND THE SPECIFICALLY, RECITED TERMS AND CONDITIONS OF THIS AGREEMENT.

EBT produces a variety of Electronic Displays. Eckerd is interested in testing the use of 12 Electronic Displays at 10 of its pharmacy locations with the possibility of expanding the use of Electronic Displays at other of its locations. The purpose of this Agreement is to establish the terms and conditions of the initial site test.

                                    GENERAL:

     1) EBT, at its sole cost and expense, does hereby agree to erect 12 (twelve) Electronic Displays (a device produced by EBT for electronically displaying advertising messages) at the site and in the location designated on Schedule A of this Agreement. The Electronic Displays will be constructed according to the specifications provided by Eckerd, which are attached hereto and marked Schedule B. Eckerd does hereby agree to lease to EBT the space shown on Schedule A, and such additional space around the location marked on Schedule A as is reasonably required for EBT to erect, operate and maintain the Electronic Displays, on the terms and conditions as hereafter set forth (herein, the "Lease"). The Lease specifically includes the right of EBT to sell advertising to third parties on the Electronic Display. The third parties may include local, regional and national advertisers and are subject to Eckerd's approval.

     2) EBT, with the reasonable assistance of Eckerd, shall be responsible for obtaining all necessary permits and licenses to erect, operate and maintain the Electronic Displays. If, for any reason, EBT is prevented by any governmental authority from erecting and reasonably operating the Electronic Displays, then this Agreement shall terminate and become null and void.


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     3)  The Lease shall be for a period of three (3) months from the date that the Electronic Displays are installed and operational. However, Eckerd may terminate the Lease at any time by giving EBT no less than 30 days written notice of its intent to terminate the Lease. Upon the termination of the Lease, EBT shall, at its cost and expense, remove the Electronic Displays and restore the location to the condition it was in prior to the installation of the Electronic Displays, normal wear and tear expected.

     4) As consideration for the Lease, EBT shall pay to Eckerd rental equal to ten (10%) percent of the Advertising Revenue received from operation of the Electronic Displays. The aggregate collected gross cash proceeds generated from all advertising displayed on the Electronic Displays ("Gross Revenue"), shall be the basis of the calculation of rental to be paid to Eckerd. Gross Revenues shall be reduced by the amount of all applicable sales taxes and tax levies, if any, with respect thereto to arrive at Advertising Revenue. Rentals shall be paid monthly, on or before the 15th day of each month.

     5) EBT, at its sole cost and expense, shall be responsible for the repair and maintenance of the Electronic Displays. Eckerd, at its sole cost and expense, shall be responsible for the cost of electricity to power the Electronic Displays.

     6) EBT shall maintain all risk property casualty insurance on the Electronic Displays during the term of this Lease in an amount equal to 100% of the replacement cost of the Electronic Displays.

     7) EBT shall maintain liability insurance during the term of this Lease which includes Eckerd as a named insured as follows:

           a) Commercial general liability insurance in an amount not less than $1,000,000 per occurrence for bodily injury or property damage or personal injury, $2,000,000 in the aggregate; and,

           b) All such policies shall contain endorsements whereby the carrier agrees that its insurance is primary and not contributory with or in excess of any coverage, which Eckerd may carry.

     8) The Parties will promptly execute and deliver to each other such further documents and take such further action as shall be required to more effectively carry out the intent and purpose of this Agreement and the Lease.

     9) All notices, demands, or consents required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by certified or registered mail, return receipt requested, to the appropriate party at the address

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         set forth in the first paragraph of this Agreement or at such other address as shall be given by either party to the other in writing.

     10) This Agreement and the Lease shall be deemed to be made in the state of Texas and in all respect shall be interpreted, construed, and governed by and in accordance with the laws of the state of Texas. Venue for any action arising under this Agreement or the Lease shall be exclusively in a court of competent jurisdiction, state or federal, Austin, Travis County, Texas, to the extent permissible under applicable venue rules.

     11) The waiver by any party of any term or provision of this Agreement shall not be deemed to constitute a continuing waiver thereof nor of any further or additional rights such party may hold under this Agreement.


      ENTERED INTO EFFECTIVE THIS ____DAY OF FEBRUARY 2001.


 ELECTRONIC BILLBOARD TECHNOLOGY, INC. "EBT"



By:
   -------------------------------------
     Marc Eller, Chief Executive Officer


ECKERD CORPORATION "ECKERD"


By:
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Printed Name:
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Title:
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